[THELEN, MARRIN, JOHNSON & BRIDGES LLP LETTERHEAD]


                          April 7, 1997


Homestake Mining Company
650 California Street
San Francisco, CA 94108-2788

Ladies and Gentlemen:

          We have acted as counsel to Homestake Mining Company, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 20,000,000 shares of Common Stock, $1.00 par value, of the Company (the "Shares") described in the Company's Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on or about April 7, 1997.

          Please be advised that we are of the opinion that the Shares to be offered and sold by the Company, when issued and paid for as contemplated by the Prospectus included in the Registration Statement (as such Prospectus may be amended or supplemented), will be legally issued, fully paid and non-assessable.

          We are authorized to engage in the practice of law only with respect to the federal laws of the Untied States of America and the laws of the States of California and New York and the General Corporate Law of the State of Delaware and do not purport to be experts with respect to the laws of any other jurisdiction, and we express no opinion as to the laws of any other state or jurisdiction.


          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the reference to our name in the related Prospectus under the heading "Legal Matters." Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

                        Very truly yours,


              /s/THELEN, MARRIN, JOHNSON & BRIDGES LLP
              THELEN, MARRIN, JOHNSON & BRIDGES LLP


MLJ/JLM/DOH